WILEY ANNOUNCES THE ACQUISITION OF HINDAWI

A Global Leader in Research and Education Accelerates its Strategy to Power the
World’s Knowledge Ecosystem by Acquiring a Fast-Growing Innovator in Open Access

HOBOKEN, N.J. – January 5, 2021 - John Wiley & Sons, Inc. (NYSE:JWA) (NYSE:JWB) today announced the acquisition of Hindawi Limited, an innovator in open access (OA) publishing and one of the world's fastest growing scientific research publishers, for a total purchase price of $298 million. The acquisition of Hindawi significantly increases Wiley’s position as a global leader in research by adding quality, scale and growth to the company’s open access publishing program.

Open access is a rapidly growing scholarly publishing model that allows peer-reviewed articles to be read and shared immediately, making important research broadly available. As a leader in open access publishing, Hindawi has played a critical role in advancing gold open access, an OA model in which validated articles are made immediately available for reading and re-use following the payment of a publication fee.

Hindawi, privately held and headquartered in London, has a robust portfolio of over 200 peer-reviewed scientific, technical, and medical journals, a highly efficient publishing platform, and a low-cost infrastructure. Wiley’s acquisition of Hindawi unlocks significant and profitable new growth by tapping deeper into the fast-growing OA market and by delivering innovative publishing services to researchers, societies, and institutions around the world. For the fiscal year ending December 31, 2020, Hindawi is projected to generate approximately $40 million in revenue with year over year growth of 50%.
“The acquisition of Hindawi enables Wiley to move farther and faster toward our goal of meeting the world’s urgent and escalating need for new knowledge,” said Brian Napack, President and CEO, Wiley. “Hindawi is a true pioneer in the industry, empowering researchers with a fully digital, user-friendly publishing process that gets their life-changing, peer-reviewed discoveries out into the world faster and more efficiently.”
The addition of Hindawi’s journals doubles Wiley’s gold (pure) OA journal portfolio and will increase author retention by giving researchers more options to publish within Wiley titles. Its cutting-edge technology combined with Wiley’s innovative platforms and services will enhance the publishing experience for authors, editors, and reviewers, while expanding the platform and service offerings that Wiley provides to its network of society and publishing partners.  Hindawi strengthens Wiley’s growing position in the global research industry, particularly in China – the world’s fast-growing research market.

“Similar to Wiley, we are driven by a mission to advance openness in research, working with researchers, publishers, institutions, and organizations to build a vibrant ecosystem that helps this global community thrive,” said Paul Peters, Hindawi’s CEO, who will continue to lead Hindawi as part of Wiley’s Research business. “With Wiley’s commitment to Hindawi and open access, we are excited to accelerate scientific discovery, collaboration, and innovation to maximize the impact of research for future generations.”
“We have worked hard with our partners to build one of the world's largest fully open access publishing platforms,” said Ahmed Hindawi, Hindawi’s co-founder. “The combined strengths of Hindawi and Wiley will continue to support the evolving needs of the research community in new and innovative ways.”
Wiley’s acquisition of Hindawi, along with its recent acquisitions of mThree, zyBooks, Madgex, and Knewton Alta, demonstrate the company’s continuing strategy to deliver innovative, tech-enabled products and services that unlock human potential by enabling the success of the world’s researchers, learners, and professionals.
For more information, please visit www.wiley.com.
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ABOUT WILEY
Wiley drives the world forward with research and education. Through publishing, platforms and tech-enabled services, we help researchers, professionals, students, universities, and corporations to achieve their goals in an ever-changing world. And for more than 200 years, we have delivered consistent performance to all our stakeholders. The Company's website can be accessed at www.wiley.com.

ABOUT HINDAWI
Hindawi was one of the first publishers to convert its entire journal portfolio to pure Open Access and has spent the last ten years developing its experience in this area. Founded in Cairo, Egypt in 1997 by Ahmed Hindawi and Nagwa Abdelmottaleb, Hindawi now publishes more than 200 peer-reviewed open access (Gold) journals under its own brand plus nine titles under the Wiley Hindawi co-brand. Hindawi’s Publishing Partnership program provides systems and expertise to publishers to help them manage their own Open Access journals. Hindawi was advised by Houlihan Lokey in relation to this transaction, with DLA Piper acting as legal counsel. For more information, please visit www.hindawi.com.

FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company and are subject to change based on many important factors. Such factors include, but are not limited to: (i) the level of investment in new technologies and products; (ii) subscriber renewal rates for the Company's journals; (iii) the financial stability and liquidity of journal subscription agents; (iv) the consolidation of book wholesalers and retail accounts; (v) the market position and financial stability of key online retailers; (vi) the seasonal nature of the Company's educational business and the impact of the used book market; (vii) worldwide economic and political conditions; (viii) the Company's ability to protect its copyrights and other intellectual property worldwide (ix) the ability of the Company to successfully integrate acquired operations and realize expected opportunities; (x) the Company’s ability to realize operating savings over time and in fiscal year 2021 in connection with our multi-year Business Optimization Program; (xi) the impact of COVID-19 on our operations, performance, and financial condition; and (xii) other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.